Exhibit 10.4

CONTRACT NO. 0702/12

This Contract (the “Contract”) is entered into as of July 2, 2013, by and between:

Lithera, Inc, a company incorporated and existing in accordance with the State of Delaware and having its registered office at 9191 Towne Centre Drive, Suite 400, San Diego, California, 92122, USA, hereinafter referred to as “SELLER”,

and

NovaMedica LLC, a company incorporated and existing in accordance with the laws of the Russian Federation and having its registered office at Sokolnichesky Val, 38, of. VII, 107113, Moscow, Russian Federation, hereinafter referred to as “BUYER”.

SELLER and BUYER are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

PREAMBLE

WHEREAS, BUYER is desirous to purchase from SELLER the Product (as defined below) solely for the purpose of conducting clinical trials in the Russian Federation, and SELLER agrees to supply Products to the SELLER for this purpose,

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter contained, the Parties hereto agree as follows:

1.	SUBJECT OF THE CONTRACT

1.1	Purchase and Sale of Products. The Parties anticipate that BUYER may need up to one thousand (1,000) vialed doses of Product (as defined below) to carry out clinical trials of Product in the Russian Federation (“Anticipated Maximum Quantity”). Accordingly, BUYER shall have the right to order, and SELLER undertakes to deliver for clinical trials, up to the Anticipated Maximum Quantity of the medicinal product LIPO202 in bulk form (i.e., unlabeled vialed drug) (hereinafter referred to as the “Product”) in accordance with the terms described below. All supply of Product hereunder shall be initiated by a purchase order placed by BUYER, which written purchase order shall include the quantity of Product ordered and the requested shipment date (“Delivery Orders”). Each Delivery Order shall be subject to acceptance via invoicing by SELLER and once accepted, shall be binding on both Parties. SELLER shall accept and fill all validly placed Delivery Orders (i.e., that comply with the terms and conditions of this Contract). For clarity, it is acknowledged that SELLER shall not be obligated to accept orders to the extent that doing so would result in SELLER supplying to BUYER more than the Anticipated Maximum Quantity (taking into account all quantities of Product which SELLER has delivered or is obligated to deliver under any prior Delivery Orders). Additionally, notwithstanding anything to the contrary in this Contract, it is understood that SELLER shall not be obligated to accept any Delivery Order until such time as SELLER has retained a third party contract manufacturer (“CMO”) to manufacture Product and Exhibit 1 has been completed, which SELLER commits to do as soon as reasonably practicable, and in any event within 9 months of the date of execution of this Contract. In the event that SELLER rejects a Delivery Order from BUYER, SELLER shall so notify BUYER in writing and BUYER shall have the option to either (i) modify the Delivery Order based on the Parties’ mutual discussion, or (ii) cancel the Delivery Order.

1.2	In the event that SELLER has available existing inventory of Product on hand that meets the shelf-life requirements set forth in Section 2.3 below (“Existing Inventory”), SELLER shall fulfill BUYER’s accepted Delivery Orders from Existing Inventory. In the event that SELLER does not have sufficient Existing Inventory to fulfill BUYER’s Delivery Order, SELLER shall so notify BUYER. In such case, BUYER may at its election, either defer its order until such time as SELLER receives its next shipment of Product from the CMO, or if BUYER does not wish to wait until SELLER receives its next order for Product, BUYER may request that SELLER place an order for Product on BUYER’s behalf with CMO in accordance with the terms set forth in Exhibit 1, (any such Product, “Newly Manufactured Product”), provided that if BUYER elects to request that SELLER place an order with CMO for Product on BUYER’s behalf (i.e., place an order for Product that SELLER was not otherwise planning to place), then to the extent that Exhibit 1 establishes a minimum order size for orders of Product, BUYER shall be responsible for the costs of the entire order placed on its behalf (i.e., for the entire batch).

1.3	In the event that the NovaMedica reasonably determines that additional quantities of Product beyond the

Anticipated Maximum Quantity are reasonably required for BUYER’s obtaining regulatory approval for Product in the Russian Federation (such additional quantities, “Excess Quantities”), SELLER agrees to use its reasonable efforts to accept and fill Delivery Orders from BUYER for such Excess Quantities, provided that in the event SELLER is unable to accept or fill Delivery Orders for Excess Quantities despite its reasonable efforts to do so, such inability shall not be deemed a material breach of this Contract.

1.4	A) The price for each shipment of ordered Products shall be reflected in the invoice provided by SELLER in its acceptance of BUYER’s Delivery Order, which price shall be *** and for clarity shall include SELLER’s acquisition costs for such Products as well as all shipping, insurance, excise fees, taxes and other expenses incurred by SELLER in connection with the delivery of the shipment to the delivery point.

B) The price for each shipment of Products shall be denominated in US Dollars, understood as per CIP (Moscow) (Incoterms 2010). The Parties shall sign the additional agreement hereto setting forth the total price and/or total quantity of the Products to be supplied hereunder, if required by mandatory rules of the legislation of the Russian Federation.

C) Products will be delivered either in bulk form or labeled for clinical use in accordance with the requirements of

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

the United States Food and Drug Administration. BUYER shall be responsible for labeling (or overlabeling, as applicable) of the Products at its own expense.

D) With respect to shipments of Product supplied by SELLER from Existing Inventory, payment to SELLER shall be made by BUYER within 30 days from the date such shipment is delivered into the custody of the carrier for delivery to BUYER. With respect to shipments of Newly Manufactured Product, payment shall be made in accordance with the procedures and timelines set forth in Exhibit 1. Other terms of payment may be agreed to by SELLER in writing.

1.5	Transfer of Title. With respect to shipments of Product supplied by SELLER from Existing Inventory, the title and risk of loss with respect to each such shipment of Products supplied hereunder shall be transferred to BUYER from the date the shipment is delivered into the custody of the carrier prepared for shipment to BUYER CIP (Moscow) (Incoterms 2010). With respect to shipments of Newly Manufactured Product, transfer of title and risk of loss shall be as set forth in Exhibit 1.

1.6	The supply of Products by SELLER to BUYER shall be solely in accordance with the terms and conditions of this Contract. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS CONTRACT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED BY EACH PARTY.

2.	QUALITY OF PRODUCTS

2.1	SELLER warrants to BUYER that the Product to be supplied shall conform in quality and completeness to the requirements of the applicable law of the USA.

2.2	The Products shall, at the time they are placed in the custody of the carrier by SELLER, conform with the specifications established for the Product.

2.3	With respect to shipments of Product supplied by SELLER from Existing Inventory, unless otherwise consented to in writing by BUYER, the shelf-life of such Products at the moment of the Products’ being placed in the custody of the carrier by SELLER shall not be less than 50% of the then current whole shelf-life period established for such Products. With respect to shipments of Newly Manufactured Product, the shelf-life of such Products at the moment of the Products’ being placed in the custody of the carrier by SELLER shall not be less than 80% of the whole shelf-life period established for these Products.

3.	TERMS OF DELIVERY

3.1	With respect to shipments of Product supplied by SELLER from Existing Inventory, Products shall be shipped to BUYER CIP (delivery to the customs clearance point in Russian Federation, Moscow) (Incoterms 2010). Each Delivery Order shall specify the shipment date requested by BUYER, which shipment date shall be at least 20 business days after the date such Delivery Order is received by SELLER). Each shipment shall be delivered into the custody of the carrier within three (3) business days of the shipment date specified in the accepted Delivery Order (i.e., three (3) business days before or three (3) business days after the shipment date, the “Seven (7) Business Day Window”). For clarification, delivery of Product to the carrier within the Seven (7) Business Day Window shall be deemed meeting such shipment date. With respect to shipments of Newly Manufactured Product, delivery of such Product (including applicable lead times for orders) shall be as set forth in Exhibit 1.

3.2	If required in accordance with the applicable law BUYER is obliged prior to the beginning of the first shipment of the Products to send SELLER by fax a copy of the Permission of the Ministry of Healthcare and Social Development of the Russian Federation in respect of the importation of the relevant batch of Products of respective description per the Contract. The permission can be executed on the name of BUYER or representative of BUYER, including CRO.

3.3	With respect to shipments of Product supplied by SELLER from Existing Inventory, SELLER shall inform BUYER of shipment of such Products within 24 hours from the moment of their shipment, but not later than 5 days before the arrival of such shipment at the customs clearance point in the Russian Federation. Such notice shall specify the date of dispatch, planned date of delivery of the shipment to the customs clearance point in the BUYER’s country, identity of the Product contained in such shipment, shipment document number, Contract number, number of shippers and packs, gross and net weights. Simultaneously SELLER provides BUYER by e-mail the copies of the following documents:

•	International commodity transport waybill,

•	Export invoice;

•	Packing list;

•	Insurance policy;

•	Certificate of Analysis (i.e., a document containing confirmation of the execution of the relevant quality tests, a description of the results of such testing, and manufacturing and expiry dates) in English (provided that at BUYER’s request and expense, SELLER will arrange to have the Certificate of Analysis translated into Russian).

With respect to shipments of Newly Manufactured Product, shipment and delivery procedures shall be as set forth in Exhibit 1.

3.4	The quantity and completeness of the supplied Products shall be consistent with the details set forth in invoice, export invoice, waybill and packing list.

4.	PACKING AND MARKING OF PRODUCTS

4.1	SELLER shall deliver the Products to BUYER in packages suitable for the Products that ensure safe storage under normal conditions.

4.2	With each shipment of Product supplied by SELLER from Existing Inventory, SELLER shall provide the documents listed in Section 3.3. With each shipment of Newly Manufactured Product, BUYER shall be provided with the certificate of analysis in English and such other documentation as is specified in Exhibit 1.

5.	ACCEPTANCE OF THE PRODUCTS

5.1	BUYER shall accept the Products with regard to quantity of the shippers from the representative of the carrier based on the documentation accompanying the Products.

5.2	All claims in respect of weight, quantity, external defects and non-compliance with the specification of the Products under this Contract shall (i) in the case of Product supplied by SELLER from Existing Inventory, be sent by BUYER in the written form to SELLER’s address within 30 calendar days after the date of receipt of the shipment by BUYER along with the report signed by individuals authorized by the management of the BUYER to accept the Products specifying the nature of the defect and the lot number for the affected Product (“Notice of Defective Product”), and (ii) in the case of Newly Manufactured Product, be reported in the manner and within the timelines set forth in Exhibit 1.

5.3.	Claims with respect to quality of the Products that are due to defects that are not identifiable using commercially reasonable acceptance testing procedures at the time of receipt of the shipment (“Latent Defects”), shall to the extent such claims are permitted Exhibit 1, be made in the manner and within the timelines set forth in Exhibit 1.

5.4.	With respect to Product supplied by SELLER from Existing Inventory, in the event BUYER provides SELLER with a Notice of Defective Product, SELLER shall be obliged to confirm/reject such claim in the written form within 20 working days from the moment it is received. In case BUYER does not receive this confirmation/rejection within the mentioned timelines, the claim is considered to be accepted. If the claim is accepted, SELLER must issue a credit-note to BUYER within 10 working days from the moment the claim is accepted refunding the purchase price of the rejected Products including customs expenses borne by BUYER and also expenses (if applicable) borne by BUYER during receipt, storage, certification, customs clearance of the damaged and/or poor quality Products. In the case SELLER disputes such rejection because it believes that that Products in question are not defective (or that the defect is due to the mishandling or incorrect or inappropriate storage (i.e., not in accordance with the specifications) of the Products by BUYER), samples of the rejected Products may be submitted for tests and a decision by a mutually agreed upon, independent and reputable third party laboratory in the United States, which appointment shall not be unreasonably withheld or delayed by either Party. The determination of such laboratory shall be final and binding upon the Parties. The Party against whom the determination is made shall be responsible for the fees and expenses of such laboratory. In the event the laboratory finds that the Products are defective, SELLER shall issue to BUYER a credit-note as described above within 10 business days of such determination. In the event the laboratory finds for the SELLER, BUYER shall be obligated to pay for such Products to the extent payment has not already been received. With respect to damaged and/or poor quality Newly Manufactured Product, rejection and refund/replacement procedures shall be as set forth in Exhibit 1.

For clarity, the right to receive a

credit-note as set forth in this Section 5.4 shall be BUYER’s sole and exclusive remedy with respect to any damaged and/or poor quality Product supplied by SELLER from Existing Inventory under this Contract and the remedies set forth in Exhibit 1 shall be BUYER’s sole and exclusive remedy with respect to damaged and/or poor quality Newly Manufactured Product.

5.5.	Damaged and/or nonconforming Products shall at BUYER’s election, either be returned to SELLER at SELLER’s cost or destroyed by BUYER provided SELLER compensates for all the costs reasonable out-of-pocket costs incurred by BUYER for destruction confirmed by appropriate documents.

6.	LIABILITY

6.1

A.	The Parties shall be held liable for non-performance or improper performance of their obligations under the Contract in accordance with the applicable law of the State of New York, USA.

B.	NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS CONTRACT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE

POSSIBILITY OR LIKELIHOOD OF SAME. WITHOUT LIMITING THE FOREGOING, SELLER’S AGGREGATE LIABILITY UNDER THIS CONTRACT FOR PRODUCT CLAIMS THAT DO NOT RESULT FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT SHALL IN NO EVENT EXCEED ONE MILLION U.S. DOLLARS ($1,000,000).

7.	FORCE MAJEURE

7.1	It is agreed that any delay, breach or failure on the part of either Party in complying with the terms and conditions of this Contract (other than a failure to pay amounts due hereunder) shall not be treated as a default or breach or give rise to any claim for damage to or in favor of either party, if and to the extent, such delay, breach or failure is caused by occurrences beyond the control of either party such as acts of God, fires, floods, explosions, war/civil commotion, strikes lock outs, statutory prohibitions and other similar causes. The Party claiming an event of force majeure shall as soon as possible notify the other Party in writing and provide all the particulars of the cause or event and the date it first occurred. Failure to give such a notice to the other Party shall prevent the Party claiming force majeure from availing itself of the protections otherwise afforded to it under this Section 7.1. If the force majeure in question continues for a continuous period in excess of six months, the Parties shall enter into good faith discussions with a view of mitigating its effects or to agree upon such alternative arrangements as may be fair and reasonable. In case no such arrangement can be agreed upon, the other Party not affected by force majeure will be entitled to terminate this Contract by giving three (3) months notice to the Party affected by force majeure.

8.	TERM AND TERMINATION

8.1	Term. The initial term of this Contract shall be for a period of four (4) years commencing on the date of its execution (“Term”). If either Party desires to extend the Term, such Party shall notify the other in writing not later than ninety (90) days prior to the expiration of the Term, whereupon the Parties shall commence, within a reasonable time thereafter, good faith negotiations regarding the extension of this Contract.

8.2	Termination.

A)	This Contract shall automatically terminate upon termination of BUYER’s licenses from SELLER to develop and commercialize the Product.

B)	BUYER shall have the right to

terminate this Contract in its entirety upon ninety (90) calendar days prior written notice to SELLER.

C)	SELLER shall have the right to terminate this Contract upon written notice, in the event of BUYER’s material breach hereof which is not cured within thirty (30) days after notice specifying such breach.

8.3	Effects of Termination.

A)	Termination of this Contract for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other Party.

B) Articles 6, 9 and 11 and Sections 5.4 and 8.3 shall survive the expiration and any termination of this Contract. Except as otherwise provided in this Article 8, all rights and obligations of the parties under this Contract shall terminate upon the expiration or termination of this Contract.

9.	RESOLUTION OF DISPUTES

9.1	All disputes, differences or claims which can arise from the present Contract or in respect of it, including concerning its performance, violation, termination or non validity, shall be resolved by the Parties by the mutual agreement. In the case of failure, such disputes, differences or claims shall be referred for resolution as follows:

A.	Any dispute, controversy or claim arising out of, relating to or in connection with, this Contract, including any dispute regarding the interpretation, validity or termination or the performance or breach of this Contract, as well as any non-contractual obligation arising out of or in connection with it, which is not resolved by mutual agreement, above, shall be finally settled by binding arbitration under the Rules of the London Court of International Arbitration (the “LCIA”) then in effect.

B.	The arbitration shall be conducted by arbitrators, of whom one shall be nominated by SELLER and one shall be nominated by BUYER. The two arbitrators so appointed shall nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal. In the event that an arbitrator is not appointed pursuant to the foregoing provisions within the time period prescribed under the Rules of the LCIA or within the time-period agreed upon by the parties to the arbitration, upon request of either party to the arbitration, such arbitrator shall instead be appointed by the Court of the LCIA.

C.	The Parties shall use good faith efforts to complete any arbitration hereunder within one hundred eighty (180) days following the initiation of such arbitration. The Arbitral Tribunal shall permit full and complete discovery, both written and oral by deposition and shall establish reasonable additional procedures to facilitate and complete such arbitration within such one hundred eighty (180) day period. The place of arbitration will be London, England. The language of the arbitration, and all proceedings thereunder, including all discovery (both written and oral) will be English.

D.	By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court or other government entity shall not be deemed a waiver of this agreement to arbitrate.

E.	The award rendered by the Arbitral Tribunal, which shall cover which party shall bear the costs of the arbitration in accordance with subsection F below, shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

F.	The costs of such arbitration, including administrative and fees of the arbitrators comprising the arbitration panel, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided, however, that the arbitration panel may direct that the costs and attorney fees paid by one party be reimbursed by the other party. The arbitration panel shall consider the following factors in determining whether to award costs and attorney fees to be paid by one

Party to another Party: (i) the conduct of the Parties in the transactions or occurrences that gave rise to the dispute or claim, including any conduct of a Party that was reckless, willful, malicious, in bad faith or illegal; (ii) the objective reasonableness of the claims and defenses asserted by a Party; (iii) the extent to which an award of costs and attorney fees would deter future bad faith claims or defenses; (iv) the objective reasonableness of the Parties and the diligence of the Parties and their attorneys during the proceedings; (v) the objective reasonableness of the parties and the diligence of the Parties in pursuing settlement of the dispute; and (vi) such other factors as the Arbitral Tribunal may consider appropriate under the circumstances.

G.	Provisional Remedies. Nothing in this Contract shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Sections 9.1 A-F above, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Contract or applicable law.

H.	Remedies. In the event a Party is in breach of its obligations under this Contract, and the breach is not remedied in accordance with the terms of this Contract, the other Party shall be entitled to all remedies available in law or equity, consistent with the terms of this Contract, including without limitation, collection of damages, injunctive relief, and specific performance.

9.2	This Contract shall be governed by, and construed in accordance with the laws of the State of New York, USA, excluding the application of any conflict of laws principles that would require application of the law of another jurisdiction.

10.	NOTICES

10.1	Any notice given by one Party to the other under this Contract shall be in writing and shall be given by hand delivery, by international courier service or by facsimile, as follows:

If to SELLER:

Lithera, Inc., addressed to:

9191 Towne Center Drive, Ste 400

San Diego, California, 92122 USA

Facsimile: 858-750-1013

For the attention of: President and CEO

If to BUYER:

NovaMedica, LLC

125047 bldg 29/22 1st Brestskaya Street

Moscow Russian Federation

Facsimile: +7 495 545-39-12

For the attention of: CEO of LLC “D-Pharma”, Managing Company Vladimir Gurdus

10.2	Such notice shall be deemed received when given, if given by hand or by facsimile, or two days after dispatch if given by international courier service.

10.3	The Parties shall notify each other of the changes in their registered addresses, payment details and facsimile numbers within three (3) days.

11.	GENERAL PROVISIONS

11.1	Bank Requisites of the Parties

SELLER:

Silicon Valley Bank

Routing No. 121140399

Acct No. 33-00556011

BUYER:

USD account 40702840192000004435 in GPB (Open Joint-Stock Company) Moscow Correspondence account 30101810200000000823

11.2	Relationship between Parties. Nothing in this Contract or in the activities engaged in by SELLER hereunder shall be deemed to create an agency, partnership, employment or joint venture relationship between the Parties. Each Party shall be deemed to be acting solely on its own behalf and has no authority, express or implied, to pledge the credit of, or incur obligations or perform any acts or make any statements on behalf of the other Party. Each Party shall hold the other harmless and indemnify it against any liability (including cost of defense) arising from a determination by a court or agency that the Parties are not independent contractors as a result of the Party defaulting in its obligations pursuant to this Section.

11.3	Allocation of Costs between Parties. With respect to the registration of the Products for export, SELLER shall pay the costs due under its country’s regulations and include such amounts in the invoiced price for the Products. BUYER shall at its own expense receive the permits and licenses necessary for importation of the Products into the territory of Russia,. BUYER shall at its own expense perform the customs clearance of the Products in the territory of the Russian Federation. All bank charges on the BUYER’s territory shall be borne by BUYER and outside of its territory by SELLER.

11.4	Assignment. Except as expressly provided herein, neither this Contract nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, SELLER shall have the right to transfer or assign this Contract in whole without the consent of BUYER (i) to its affiliates, by giving at least thirty (30) days notice of such assignment to BUYER, and (ii) a successor to substantially all of the business of SELLER to which this Contract relates (the “Successor”), whether by merger, sale of stock, sale of assets or similar transaction, operation of law, or otherwise; provided, however, that an affiliate or Successor must accept all rights and obligations under this Contract. Notwithstanding the foregoing, SELLER may subcontract the performance of its obligations under this Contract to one or more third parties, provided that SELLER shall remain liable under this Contract for the performance of all its obligations under this Contract.

11.5	Non-Disclosure Agreement. Neither Party may disclose any information to any third person with respect to the terms of this Contract without the prior written consent from the non-disclosing Party, except as required by securities or other applicable laws, to prospective and other investors and such party’s accountants, attorneys and other professional advisors.

11.6	Language. This Contract shall be executed in two counterparts in the English and Russian languages; and the English version shall be a controlling version.

11.7	Headings. The headings used in the Contract are for convenience of reference only and shall not affect in any way either the meaning or interpretation of the terms thereof.

11.8	Severability. If any provision of this Contract is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the remaining provisions thereof. In such case of invalidity or unenforceability, the Parties shall agree on a supplementary provision consistent with the original intent and purpose of this Contract. Where this Contract does not contain express provisions on the matter in question, statutory provisions shall apply.

11.9	No Waiver. No forbearance, indulgence or relaxation shown or granted by each party to the other in enforcing any of the terms or conditions of this Contract shall in any way affect, diminish, restrict or prejudice the rights or powers of such party under this Contract, or operate as, or be deemed to be, a waiver of any breach of the terms or conditions of this Contract.

11.10	Amendments. No provision of this Contract shall be altered, amended, revoked or waived except by writing, signed by both Parties and designated as an amendment, revocation or waiver.

11.11	Counterparts. This Contract and any amendment or waiver relating to this Contract may be executed in counterparts or counterpart signature pages, each of which shall be deemed to be an original and together they shall constitute a single document.

11.12	Entire Contract. This Contract constitutes the entire agreement between the Parties and supersede all prior agreements or understandings or other documents signed by the Parties related to the subject matter hereof.

IN WITNESS WHEREOF, this Contract has been executed by the Parties as of the day and date first above written.

SELLER:

/s/ George Mahaffey

Name:  George Mahaffey

Title:    CEO

BUYER:

/s/ Vladimir O. Gurdus

Name:  Vladimir O. Gurdus

Title:    CEO of LLC “D-Pharma”, Managing company of

             LLC “NovaMedica”